UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Sizeler Property Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules. 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Sizeler Property Investors, Inc. Reports Second Quarter 2005

Operating Results

NEW ORLEANS, August 9, 2005—Sizeler Property Investors, Inc. (NYSE:SIZ) today announced that, for the three-month and six-month periods ended June 30, 2005, it achieved higher operating income from continuing operations compared with the prior year’s period. Sizeler’s gain in operating performance and its stronger financial position at quarter-end underscore Sizeler’s ongoing successful execution of the strategic plan, put in place by the Board and Management, to grow long-term shareholder value.

Second Quarter Highlights

Specifically:

—	Funds from operations increased approximately 7% to $3.0 million for the three months ended June 30, 2005, compared to $2.8 million for the same period in 2004;
—	Net Operating Income from continuing operations increased to $8.1 million from $7.7 million;
—	Apartment operating revenues increased approximately 10% to $5.4 million for the 2005 quarter, compared to $4.9 million in 2004, reflecting apartment units leased of 95% at June 30, 2005 as well as the Company’s successful apartment repositioning efforts and new units brought on line;
—	The sale of Bryn Mawr Apartments—a 240 unit apartment property in Naples, Florida—for $25.7 million, which resulted in a gain of $15.7 million;
—	Acquisition of approximately twelve acres of land in West Palm Beach, Florida adjoining Lantana Plaza Shopping Center, which provides future expansion and development opportunities for this property;
—	Call in early May of Sizeler’s 9% Convertible Subordinated Debentures due July 15, 2009, resulting in the conversion of approximately 95% of the debentures into 4.9 million newly issued shares of common stock—significantly reducing the Company’s indebtedness, eliminating its highest cost debt and strengthening its Balance Sheet;

—	The addition to the Company’s Board of Directors of Mark Tanz, an executive with decades of broad real estate experience;
—	The addition of the Company to the Russell 2000 stock index; — Net worth and equity market capitalization reaching approximately $195 million and $278 million, respectively, at June 30, 2005, from approximately $85 million and $121 million, a year ago.

Operating results described above and elsewhere in this release include the effect of proxy-related and litigation costs incurred by the Company in response to a dissident shareholder threat to the Company’s strategic plan and commencement of a proxy contest. These costs were $847,000 for the three months ended June 30, 2005 and $1.3 million for the six months ended June 30, 2005. Sizeler’s Board is confident that this shareholder’s proposals and agenda are not in the best interests of shareholders and offer inferior value to Sizeler shareholders when compared to continued performance by the Company under its strategic plan. Sizeler nominees for reelection to the Board are committed to continued execution of the Company’s strategic plan.

FOR THE THREE-MONTHS ended June 30, 2005, net income totaled approximately $15.9 million, compared to a net loss of $85,000 for the same period in 2004. Of this amount in 2005, approximately $15.7 million, or $0.81 per share, was allocated to common shareholders, compared to a loss of $290,000, or $0.02 per share in the second quarter of 2004. The remaining net income of approximately $205,000 was available to preferred shareholders in both 2005 and 2004.

Net income grew primarily due to three factors: increased revenues of approximately $400,000 generated by a higher level of leased apartment units in the 2005 second quarter compared to 2004; the gain of $15.7 million on the sale of Bryn Mawr Apartments; and, a decrease of approximately $940,000 in interest expense reflective of the Company’s strengthened Balance Sheet. These operating improvements were partially offset by the proxy-related and litigation costs described above and other administrative costs of $63,000 for consulting and accounting projects and slightly higher non-cash depreciation expense.

For the three-months ended June 30, 2005, funds from operations available to common shareholders totaled approximately $3.0 million, compared to approximately $2.8 million earned for the same period in 2004. On a per share basis, funds from operations was $0.16 on weighted average shares outstanding of 19,317,000 for the second quarter ended June 30, 2005, compared to $0.22 on a weighted average shares outstanding of 13,166,000 for the same period in the prior year.

Operating revenue from continuing operations totaled approximately $12.6 million for the three-months ended June 30, 2005, an increase of 3.3% as compared to approximately $12.2 million earned in the second quarter of 2004. The increase in operating revenue in 2005 is primarily attributable to the overall improvement in the level of leased units in the apartment portfolio over levels achieved in 2004, partially offset by a slight decrease in retail revenues. Operating costs from continuing operations for the second quarter were held flat in 2005, as compared to the same period in 2004.

General and administrative expenses increased $758,000 in the second quarter, as compared to the 2004 period, due to proxy-related expenses and consulting and accounting project expenses described above. Excluding the effect of these proxy-related costs and project expenses in 2005, general and administrative expenses declined by $152,000 from the prior year amount reflecting Management efforts to control overhead costs.

Interest expense for the second quarter of 2005 decreased approximately $940,000, compared to the same period last year, due primarily to lower average balances on the Company’s bank lines of credit. As the result of the redemption of the debentures, repayment of debt associated with the Bryn Mawr property, and the more recent repayment of approximately $12 million of mortgage debt in July 2005, the Company’s balance of interest bearing liabilities is now approximately $89 million, compared to approximately $192 million at December 31, 2004.

Non-cash charges for depreciation and amortization expense from continuing operations increased $164,000 for the three-months ended June 30, 2005, as compared to the same period in 2004, due to the delivery of new apartment units and the renovation of existing properties.

RECONCILIATION OF NET INCOME TO FFO FOR THREE MONTHS ENDED JUNE 30, 2005 AND 2004 (IN THOUSANDS):

	Three months ended June 30,
	2005		2004
	Dollars	Shares(a)	Dollars	Shares(a)
Net Income (Loss)	$15,925	19,317	$(85)	13,166
Additions:
Depreciation/Amortization	3,172		3,279
Partnership depreciation	9		9
Deductions:
Gain on sale of discontinued Operations	15,692		—
Minority depreciation	—		—
Preferred dividends	205		205
Amortization costs	166		167

Funds from Operations-available to Common shareholders	$3,043	19,317	$2,831	13,166

(a) Weighted average shares outstanding

FOR THE SIX-MONTHS ended June 30, 2005, net income totaled $16.0 million, compared to a net loss of $418,000 in the prior year. Of this amount in 2005, approximately $15.6 million, or $0.94 per share, was allocated to common shareholders, compared to a loss of $828,000, or $0.06 per share for the first six months of 2004. The remaining net income of approximately $410,000 was available to preferred shareholders in both 2005 and 2004.

Net income increased primarily due to three factors: increased revenues of approximately $1.2 million generated by a higher level of leased apartment units in 2005, as compared to the same period in 2004; the gain of $15.7 million on the sale of Bryn Mawr Apartments; and, a decrease of approximately $850,000 in interest expense reflective of the Company’s strengthened Balance Sheet. These operating improvements were partially offset by the proxy-related and litigation costs described above and other administrative costs of approximately $169,000 incurred for consulting and accounting costs and slightly higher non-cash depreciation expense.

For the six-months ended June 30, 2005, funds from operations available to common shareholders totaled approximately $5.9 million, compared to approximately $5.5 million earned in 2004. On a per share basis, funds from operations was $0.36 on weighted average shares of 16,555,000 for the six-months ended June 30, 2005, as compared to $0.42 on a weighted average shares outstanding of 13,146,000 for the same period in 2004.

Operating revenue from continuing operations totaled $25.2 million for the six-month period ended June 30, 2005, an increase of 5% as compared to $24.0 million earned a year ago. This increase in operating revenue reflects the lease up of apartment units in the Company’s new development projects as well as an overall improvement in the level of apartment units leased in 2005 over levels achieved in 2004. Operating costs from continuing operations decreased to $8.7 million in 2005, a decrease of 4.4% as compared to $9.1 million in the same period of 2004. The decrease in operating costs was primarily attributable to a reduction in payroll costs, including employee medical costs, as well as lower property insurance costs, partially offset by the addition of normal operating costs associated with the two new development projects.

General and administrative expenses increased approximately $1.3 million in the first six months of 2005, as compared to 2004, which takes into account the proxy-related and litigation costs and other administrative project costs described above. Excluding these proxy-related costs and project expenses, general and administrative expenses declined by $168,000 from the prior year amount reflecting Management efforts to control overhead costs.

Interest expense for the six-months ended June 30, 2005 decreased approximately $850,000, compared to the same period in 2004, due primarily to lower average balances on the Company’s bank lines of credit.

Non-cash charges for depreciation and amortization expense increased $232,000 for the six-months ended June 30, 2005, as compared to the same period in 2004, due to the delivery of new apartment units and the renovation of existing properties.

RECONCILIATION OF NET INCOME TO FFO FOR SIX MONTHS

ENDED JUNE 30, 2005 AND 2004 (IN THOUSANDS):

	Six months ended June 30,
	2005		2004
	Dollars	Shares(a)	Dollars	Shares(a)
Net Income (Loss)	$15,973	16,555	$(418)	13,146
Additions:
Depreciation/Amortization	6,361		6,612
Partnership depreciation	18		17
Deductions:
Gain on sale of discontinued Operations	15,692		—
Minority depreciation	—		16
Preferred dividends	410		410
Amortization costs	328		327

Funds from Operations-available to Common shareholders	$5,922	16,555	$5,458	13,146

(a)	Weighted average shares outstanding

Discontinued Operations

For the quarters ended June 30, 2005 and 2004, the results of operations of Bryn Mawr Apartments, sold in May 2005, and Lakeview Club Apartments, sold in December 2004, are classified, as applicable, to discontinued operations. Discontinued operations from Bryn Mawr contributed a loss of $19,000 in the second quarter of 2005 compared with earnings of $75,000 from Bryn Mawr and Lakeview Club in the 2004 period. For the six-months ended June 30, 2005 and 2004, discontinued operations from Bryn Mawr contributed earnings of $82,000 compared with earnings of $114,000 from Bryn Mawr and Lakeview Club in the 2004 period.

Apartment Portfolio

For the three- and six-months ended June 30, 2005, the Company’s apartment properties accounted for approximately 43% and 42% of revenue respectively. On a same store basis, apartment revenue in the 2005 second quarter totaled $5.4 million compared to $4.9 million a year ago and for 2005 first half totaled $10.7 million compared to $9.4 million in 2004.

As of June 30, 2005, the apartment portfolio consisted of fourteen properties containing approximately 3,100 units, located in Florida, Alabama and Louisiana and was approximately 95% leased compared to approximately 93% leased a year ago.

Retail Portfolio

For the three- and six-months ended June 30, 2005, the Company’s retail properties accounted for approximately 57% and 58% of revenue, respectively. On a same store basis, retail revenue in the second quarter of 2005 totaled $7.2 million compared to $7.3 million a year ago and for 2005 first half totaled $14.6 million compared to $14.7 million in 2004.

The Company’s retail portfolio consists of sixteen properties containing approximately 2.7 million square feet of gross leasable area located in Florida and Louisiana. The retail portfolio was approximately 90% leased as of June 30, 2005 and 2004.

Execution of Our Strategic Plan

Sizeler’s Board of Directors is committed to taking further steps to enhance long-term shareholder value under the strategic plan adopted in August, 2004. This plan focused on the following:

—	reducing outstanding debt by realizing gains from appreciated assets on an opportunistic basis;
—	reducing operating costs and interest expense through debt repayment;
—	increasing occupancy through property repositioning;

—	focusing development and acquisition activity on fast-growing markets in the southeastern U.S.;
—	achieving relative balance between apartment and retail assets in order to take advantage of the complementary nature of these two property segments which has served to historically mitigate earnings volatility;
—	exploring the possibility for alternative ownership structures for our enclosed regional mall properties, including through their possible sale; in this regard, the Company has recently engaged CB Richard Ellis, Inc.—a national real estate firm—to assist Sizeler in these efforts.
—	returning to the capital markets in the future for additional equity financing as considered prudent at the time and to use such funds to retire bank debt and/or fund new investments.

Accomplishments to date under the strategic plan include the following:

—	Sale of Lakeview Club Apartments in Ft. Lauderdale, Florida for a gain of approximately $17.9 million, resulting in debt reduction of $40.5 million;
—	Sale of Bryn Mawr Apartments in Naples, Florida for a gain of $15.7 million;
—	Issuance of 2,649,000 new shares of Common stock to leading institutional investors with net proceeds to the Company of $27.2 million;
—	Call of 9% Convertible Subordinated Debentures due July 2009 and conversion of 95% into newly issued shares of Common stock, significantly reducing the Company’s indebtedness and strengthening its Balance Sheet;
—	Improvement in overall apartment leased rates to 95% in 2005 from 89% in 2003;
—	The addition of new apartment units to the apartment portfolio through new development projects;
—	Liquidation of all bank debt as of June 30, 2005; and
—	Acquisition of additional acreage adjacent to Lantana Plaza in West Palm Beach, Florida for future expansion and redevelopment of this property.

As a result of Sizeler’s execution to date of its strategic plan, the Company has significantly strengthened its financial position and believes that it is in a strong position to pursue profitable future growth, as indicated by the following financial measures:

	June 30, 2005	December 31, 2004
Book Value Per Share	$9.25	$7.49
Shares Outstanding (period end)	21,074,000	13,210,000
Market Price Per Share (period end)	$13.20	$11.78
Equity Market Capitalization	$278,000,000	$156,000,000
Net Debt Outstanding (1)	$89,000,000	$198,000,000
Debt to Market Capitalization	0.31x	1.27x

(1)	Net Debt Outstanding represents total debt minus cash and cash equivalents.

	Three Months June 30		Six Months June 30
	2005	2004	2005	2004
Interest coverage ratio (2)	3.05	1.70	2.93	1.67
Fixed charge cov. ratio (2)	2.75	1.61	2.66	1.59
Gen. & Adm. Exp. to property revenue (1)	12.98%	14.66%	13.33%	14.68%
Interest exp. to prop. rev. (2)	14.12%	25.98%	14.31%	25.62%

(1)	Excludes proxy-related and litigation costs and other project costs in 2005 as described above.
(2)	Excludes interest expense on debentures which were called in early May, 2005 for the three months ended June 30, 2005 in the amount of $443,000 and for the six months ended June 30, 2005 in the amount of $1.7 million.

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States.

SELECTED FINANCIAL DATA

	(Unaudited)		(Unaudited)
	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
Funds from operations	$3,043,000	$2,831,000	$5,922,000	$5,458,000
Net income (loss) (1)	$15,925,000	($85,000)	$15,973,000	($418,000)
Net income (loss) allocation:
Allocable to preferred shareholders	$205,000	$205,000	$410,000	$410,000
Allocable to common shareholders	$15,720,000	($290,000)	$15,563,000	($828,000)
Net income (loss)	$15,925,000	($85,000)	$15,973,000	($418,000)
Per share:
Funds from operations	$0.16	$0.22	$0.36	$0.42
Net income (loss) allocated to common shareholders per share	$0.81	($0.02)	$0.94	($0.06)
Weighted average shares outstanding	19,317,000	13,166,000	16,555,000	13,146,000
Operating revenue (2)	$12,554,000	$12,156,000	$25,214,000	$24,028,000
Interest Expense (2)	$2,215,000	$3,158,000	$5,304,000	$6,157,000
Depreciation and amortization (2)	$3,129,000	$2,965,000	$6,218,000	$5,986,000
Distributions paid	$2,302,000	$3,233,000	$3,840,000	$6,457,000

	June 30
	2005	2004
Real estate investments at cost	$386,516,000	$418,119,000
Total assets	$300,295,000	$323,905,000
Notes payable to banks	$0	$54,951,000
Convertible subordinated debentures	$0	$56,599,000
Total Liabilities	$105,436,000	$239,093,000
Shareholders’ equity	$194,859,000	$84,812,000

(1)	Includes a $15.7 million gain on sale of discontinued real estate operations—Bryn Mawr Apartments.

(2)	Excludes discontinued operations—Lakeview Club Apartments sold in December 2004 and Bryn Mawr Apartments sold May 2005.

CONTACT:	Adam Weiner or Andrea Calise
Kekst and Company
(212) 521-4800

Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

# # # # # #

PROXY SOLICITATION

Because Sizeler is currently in a proxy contest, it is required to make the following disclosures to its shareholders:

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE

SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 27, 2005. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN THE COMPANY’S SCHEDULE 14A FILED ON JUNE 28, 2005.

SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT, FORM OF PROXY SOLICITED BY SIZELER’S BOARD OF DIRECTORS AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH ITS 2005 ANNUAL MEETING. SHAREHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER’S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER’S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING TO BE HELD ON OCTOBER 27, 2005 BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE SCHEDULE 14A FILED ON JUNE 28, 2005), AT THE SEC’S INTERNET WEBSITE HTTP://WWW.SEC.GOV AND ALSO ON SIZELER’S INTERNET WEBSITE HTTP://WWW.SIZELER.NET. THE SCHEDULE 14A FILED JUNE 28, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY SOLICITED BY SIZELER’S BOARD OF DIRECTORS FOR THE 2005 ANNUAL MEETING TO BE HELD ON OCTOBER 27, 2005 ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).